EXHIBIT 99.2

TAYLOR CAPITAL REPORTS 2ND QUARTER LOSS ON HIGHER

PROVISION FOR RESIDENTIAL CONSTRUCTION LOANS

Commercial & Industrial Loans Grew at a 46 Percent annualized pace in 2008 First Half

Rosemont, IL – July 29, 2008 – Taylor Capital Group, Inc. (NASDAQ: TAYC), the holding company for Cole Taylor Bank, today reported a net loss of $25.3 million, or a loss of $2.42 per diluted common share, for the quarter ended June 30, 2008. The loss was primarily attributable to a $49.4 million provision for loan losses driven largely by the Bank’s residential construction loan portfolio. In the second quarter of 2007, the Company earned $7.2 million, or $0.65 per diluted common share.

For the first half of 2008, Taylor Capital reported a net loss of $29.2 million compared with net income of $12.5 million for the same period in 2007. On a per share basis, the first half 2008 loss was $2.79 per diluted common share versus net income of $1.12 per diluted common share a year earlier.

“The unprecedented downturn in the residential real estate market continued into the second quarter, significantly eroding the value of the collateral supporting loans to some of our Chicago-area homebuilder clients,” Taylor Capital Chairman Bruce W. Taylor said. “The most prudent action we can take at this time is to substantially increase our loan loss provision while continuing to work with our borrowers through this difficult period.”

“At the same time, we are pleased to report excellent results from our strategic growth initiative, which delivered a 46% annualized increase in C&I loans for the first six months of 2008,” Taylor said. “This initiative has included our hiring of nearly 40 experienced, Chicago-area commercial bankers which has nearly doubled the size of our commercial banking team. A unique opportunity exists in the Chicago-area middle market and we are fortunate to have been able to add the talent to exploit this opportunity.

Mark A. Hoppe, Cole Taylor Bank President and CEO, said, “We are pleased to already see positive signs from the growth initiative. Our C&I loan portfolio grew by nearly $200 million in the first half as we heightened our focus on the Chicago area’s small- and mid-sized, owner-operated businesses. We are now extremely well-positioned to take advantage of the current market situation.”

In addition, as announced earlier today, the Company has signed a non-binding letter of intent and exclusivity agreement with Harrison I. Steans and Jennifer W. Steans for a proposed private placement to accredited investors led by them of $50 million in convertible preferred stock. The Company also announced a concurrent private placement of $50 million of subordinated debt by Cole Taylor Bank.

First Half Highlights

•

C&I loans at the end of the second quarter were in excess of $1 billion, a 46% annualized increase from December 31, 2007. C & I loans comprised 38.3 % of the total loan portfolio at June 30, 2008, compared with 33.7% at the same date in 2007.

•	Residential construction and land loans totaled 15.5% of the loan portfolio, down from 20.2% a year earlier.

•	Provision for loans losses totals $61.1 million in first half, resulting in a net loss of $29.2 million year-to-date.

•

In conjunction with its strategic growth initiative, Taylor Capital announced the addition of nearly 40 experienced commercial bankers, including three key executives, during the first half of 2008. They include:

•	Lawrence G. Ryan who was named executive vice present and chief lending officer in March;

•	Michael Morton who was named group senior vice president and chief credit officer in March; and

•	Michael Sharkey who joined the Company in July as executive vice president for asset based lending.

•

In June, the Company’s Board of Directors determined not to declare a second quarter dividend to preserve capital to support the Bank’s strategic growth initiative that is focused on a significant expansion of its middle-market commercial lending business.

Net Interest Income and Margin

Net interest income for the second quarter 2008 decreased $2.9 million from the first quarter of 2008, primarily as a result of a decline in the net interest margin. The tax-equivalent net interest margin declined 35 basis points to 2.60%, compared with 2.95% in the first quarter. The net interest margin was negatively impacted by an increase in nonaccrual loans during the second quarter as well as a decline in the prime interest rate.

Net interest income for the first six months of 2008 declined $6.9 million compared with the first six months of 2007, as the tax-equivalent net interest margin declined 68 basis points to 2.78%. Declining loan yields outpaced the decline in funding costs, reducing both net interest spread and margin compared with 2007. The impact of the lower net interest margin was partially offset by a $258.4 million, or 8.1%, increase in average interest-earning assets.

The following table summarizes, for the periods indicated, the changes in interest earned and interest paid resulting from changes in volume and rates. Interest income is presented on a tax-equivalent basis assuming a federal income tax rate of 35%.

	Quarter Ended June 30, 2008 Over Quarter Ended March 31, 2008 INCREASE/(DECREASE)			Six Months Ended June 30, 2008 Over Six Months Ended June 30, 2007 INCREASE/(DECREASE)
	VOLUME	RATE	NET	VOLUME	RATE	DAY(1)	NET
	(in thousands)
INTEREST EARNED ON:
Investment securities	$(472)	$(14)	$(486)	$5,207	$1,556	$—	$6,763
Cash equivalents	(160)	(135)	(295)	485	(541)	5	(51)
Loans	1,207	(6,689)	(5,482)	780	(21,786)	539	(20,467)

Total interest-earning assets			(6,263)				(13,755)

INTEREST PAID ON:
Interest-bearing deposits	988	(3,355)	(2,367)	3,573	(10,141)	265	(6,303)
Total borrowings	(278)	(694)	(972)	2,238	(2,766)	66	(462)

Total interest-bearing liabilities			(3,339)				(6,765)

Net interest income, tax-equivalent	$120	$(3,044)	$(2,924)	$3,644	$(10,847)	$213	$(6,990)

(1)	The six months ended June 30, 2008 had 182 days compared to 181 days in the six months ended June 30, 2007.

The following table presents the tax-equivalent yield on average interest-earning assets and rates paid on average interest-bearing liabilities for the periods indicated. Interest income and yields are presented on a tax-equivalent basis assuming a federal income tax rate of 35%.

	Tax Equivalent Yield or Rate
	2008		For Six Months Ended June 30,
	Second Quarter	First Quarter	2008	2007
INTEREST-EARNING ASSETS:
Investment securities	5.31%	5.31%	5.31%	4.95%
Cash equivalents	2.10	2.99	2.64	5.21
Loans	5.62	6.68	6.14	7.86

Total interest-earning assets (tax equivalent)	5.50	6.25	5.87	7.24

INTEREST-BEARING LIABILITIES:
Interest-bearing deposits	3.41	3.89	3.65	4.46
Other borrowings and interest bearing liabilities	3.93	4.43	4.21	5.52

Total interest-bearing liabilities	3.52	4.00	3.76	4.64

Net interest spread (tax equivalent)	1.98%	2.25%	2.11%	2.60%

Net interest margin (tax equivalent)	2.60%	2.95%	2.78%	3.46%

Noninterest Income

The following table presents the major categories of noninterest income for the periods indicated:

	For the Three Months Ended			For the Six Months Ended
	June 30, 2008	Mar. 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(in thousands)
Service charges	$2,255	$2,166	$1,895	$4,421	$3,705
Trust services	696	491	643	1,187	1,129
Investment management services	339	316	362	655	828
Loan syndication fees	—	116	400	116	400
Other noninterest income	675	126	765	801	1,241

	3,965	3,215	4,065	7,180	7,303

Other derivative income (expense)	65	887	(61)	952	(37)

Total noninterest income	$4,030	$4,102	$4,004	$8,132	$7,266

Noninterest income decreased $72,000, or 1.8%, to $4.0 million for the quarter ended June 30, 2008, compared with noninterest income of $4.1 million in the first quarter of 2008. The changes in other noninterest income between periods relates primarily to the change in market value of assets in the Company’s employee deferred compensation plan. Other derivative income declined as a result of the termination of an undesignated interest rate floor agreement at the end of the first quarter.

Noninterest income increased $866,000, or 11.9%, to $8.1 million for the first six months of 2008, compared with noninterest income of $7.3 million in the first six months of 2007. Service charges on deposit accounts increased $716,000, or 19.3%, driven by both a lower earnings credit rate given to customers on their collected account balances in 2008 and a 2% increase in gross activity fees. The earnings credit rate was approximately 200 basis points lower on average during the first six months of 2008 as compared to the first six months of 2007.

Noninterest Expense

The following table presents the major categories of noninterest expense for the periods indicated:

	For the Three Months Ended			For the Six Months Ended
	June 30, 2008	March 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(in thousands)
Salaries and employee benefits:
Salaries, employment taxes, and medical	$9,405	$8,345	$8,309	$17,750	$16,415
Sign on bonuses and severance	513	1,370	118	1,883	223
Incentives, commissions, and retirement	1,178	1,988	1,489	3,166	2,892

Total salaries and employee benefits	11,096	11,703	9,916	22,799	19,530
Occupancy of premises, furniture and equipment	2,733	2,765	2,905	5,498	5,665
Nonperforming asset expense	2,471	1,008	141	3,479	432
Legal fees, net	769	585	649	1,354	1,456
Early extinguishment of debt	384	810	—	1,194	—
FDIC assessment	586	526	81	1,112	162
Other professional services	404	646	503	1,050	1,184
Other noninterest expense	4,180	3,773	3,457	7,953	7,285

Total noninterest expense	$22,623	$21,816	$17,652	$44,439	$35,714

Total noninterest expense in the second quarter of 2008 increased $807,000, or 3.7%, to $22.6 million, compared with the first quarter of 2008. Second quarter 2008 total salary and employee benefits expense declined $607,000, or 5.2%, in comparison to the first quarter. While salary expense increased as a result of the newly-hired commercial banking professionals, sign on bonuses, severance and incentive accruals declined. Nonperforming asset expense increased $1.5 million in the second quarter of 2008, primarily from the recognition of a $2.2 million liability for unfunded commitments during the second quarter.

Total noninterest expense in the first six months of 2008 increased $8.7 million, or 24.4%, to $44.4 million, compared with the first six months of 2007. Total salaries and employee benefits increased largely as a result of the newly-hired commercial banking professionals. Nonperforming asset expense increased $3.0 million as a result of the increase in volume of nonperforming assets.

FDIC assessments increased because the FDIC raised deposit insurance premium assessments for all financial institutions. Early extinguishment of debt expense relates to the early redemption of above market rate brokered CDs during the first six months of 2008.

Investment Securities

The following table presents the composition of the Company’s investment portfolio as of the dates indicated:

	June 30, 2008		Dec. 31, 2007		June 30, 2007
	Balance	Percent of Investments	Balance	Percent of Investments	Balance	Percent of Investments
	(dollars in thousands)
Available-for-sale (1):
U.S. government sponsored agency securities	$85,707	10.5%	$106,305	11.9%	$128,765	21.1%
Mortgage-related securities:
FHLMC, FNMA & GNMA	552,848	67.6	596,853	66.9	304,109	49.8
Private Issuers	40,299	4.9	44,848	5.0	33,474	5.5
State and municipal obligations	139,363	17.0	144,340	16.2	143,866	23.6

Total available-for-sale	818,217	100.0	892,346	100.0	610,214	100.0

Held-to-maturity (2):
Other debt securities	25	*	25	*	25	*

Total	$818,242	100.0%	$892,371	100.0%	$610,239	100.0%

(1)	Based on estimated fair value.
(2)	Based on amortized cost.
*	less than 0.01%

Investment securities at June 30, 2008 decreased $74.1 million, or 8.3%, compared with December 31, 2007, because proceeds from principal payments and maturities were not reinvested. At June 30, 2008, the net unrealized loss on available for sale securities totaled $3.5 million, compared with a net gain of $3.4 million at December 31, 2007. The majority of the Company’s mortgage related securities are government or government sponsored-enterprise securities and no impairment losses have been incurred during either 2008 or 2007.

Loan Portfolio

The following table presents the composition of the Company’s loan portfolio as of the dates indicated:

	June 30, 2008		Mar. 31, 2008		Dec. 31, 2007
	Balance	Percent Of Gross Loans	Balance	Percent Of Gross Loans	Balance	Percent Of Gross Loans
	(dollars in thousands)
Commercial and industrial	$1,044,520	38.3%	$879,322	35.0%	$850,196	33.6%
Commercial real estate secured	918,161	33.7	857,394	34.1	839,629	33.1
Residential construction & land	422,801	15.5	456,108	18.2	492,780	19.5
Commercial construction & land	178,403	6.6	154,056	6.1	178,898	7.0

Total commercial loans	2,563,885	94.1	2,346,880	93.4	2,361,503	93.2

Total consumer-oriented loans	161,994	5.9	165,341	6.6	171,863	6.8

Gross loans	2,725,879	100.0%	2,512,221	100.0%	2,533,366	100.0%

Less: Unearned discount	(24)		(28)		(33)

Total loans	$2,725,855		$2,512,193		$2,533,333

Total loans at June 30, 2008 increased $192.5 million, or 7.6%, compared with December 31, 2007. The composition of the Company’s loan portfolio has shifted, with commercial and industrial loans (C&I) comprising an increasing percentage of the portfolio. Total C&I loans at June 30, 2008 increased $194.3 million, or 22.9%, from December 31, 2007, reflecting the Company’s focus on increasing its commercial banking business. Commercial real estate secured loans, which include owner-occupied as well as income-producing commercial and multi-family real estate, increased $78.5 million, or 9.4%, from December 31, 2007. Residential construction and land loans declined $70.0 million, or 14.2%, compared to December 31, 2007. Commercial construction and land loans of $178.4 million were largely unchanged compared with December 31, 2007. Consumer-oriented loans declined $9.9 million, or 5.7%, from December 31, 2007.

The following table presents the composition of the Company’s residential construction and land portfolio as of the dates indicated:

	June 30, 2008		Mar. 31, 2008		Dec. 31, 2007
	Balance	Percent Of Total	Balance	Percent Of Total	Balance	Percent Of Total
	(dollars in thousands)
Single family attached and detached housing	$149,744	35.4%	$167,112	36.6%	$176,739	35.9%
Condo (new & conversions)	102,379	24.2	110,497	24.2	127,112	25.8
Multi-family	55,463	13.1	57,702	12.7	68,976	14.0
Completed for sale	23,201	5.5	27,701	6.1	28,436	5.8

Total residential construction	330,787	78.2	363,012	79.6	401,263	81.5
Land – unimproved & farmland	63,925	15.1	64,941	14.2	68,188	13.8
Land – improved & entitled	5,399	1.3	5,404	1.2	5,344	1.1
Land – under development	22,690	5.4	22,751	5.0	17,985	3.6

Total land	92,014	21.8	93,096	20.4	91,517	18.5

Total residential construction and land	$422,801	100.0%	$456,108	100.0%	$492,780	100.0%

Asset Quality

Nonperforming assets were $158.7 million, or 4.27% of total assets, on June 30, 2008 compared with $104.6 million, or 2.97% of total assets, on March 31, 2008, $78.3 million, or 2.20% of total assets, on December 31, 2007 and $37.1 million, or 1.13% of total assets, on June 30, 2007. The increase in nonperforming assets is largely related to a single industry and relatively few borrowers. The majority of the increase in nonperforming assets related to real estate developers as the residential housing market continued to deteriorate during the second quarter of 2008. Nonaccrual residential real estate construction loans comprised 76.1% of total nonaccrual loans at June 30, 2008. Additionally, 58.4% of total nonaccrual loans at June 30, 2008 represented loans to five borrowers.

The following table presents nonperforming assets and related data as of the dates indicated:

	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	June 30, 2007
	(dollars in thousands)
Loans contractually past due 90 days or more but still accruing interest	$1,588	$4,263	$4,253	$1,339
Nonaccrual loans:
Commercial and industrial	12,759	10,689	5,069	3,632
Commercial real estate secured	14,246	5,874	10,935	6,333
Residential construction & land	116,376	75,034	52,000	22,185
Commercial construction & land	7,388	355	412	—
All other loan types	2,103	3,287	2,996	2,712

Total nonaccrual loans	152,872	95,239	71,412	34,862

Total nonperforming loans	154,460	99,502	75,665	36,201
Other real estate owned and repossessed assets	4,280	5,073	2,606	943

Total nonperforming assets	$158,740	$104,575	$78,271	$37,144

Nonperforming loans to total loans	5.67%	3.96%	2.99%	1.41%
Nonperforming assets to total loans plus repossessed property	5.81%	4.15%	3.09%	1.45%
Nonperforming assets to total assets	4.27%	2.97%	2.20%	1.13%

The following table presents loans past due 30 to 89 days and still accruing as of the dates indicated:

	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	June 30, 2007
	(dollars in thousands)
Loans contractually past due 30 through 89 days and still accruing	$30,168	$68,943	$63,553	$31,790

30 – 89 days past due to total loans	1.11%	2.74%	2.51%	1.24%

The following table presents nonaccrual loans by dollar range for the dates indicated:

	June 30, 2008			December 31, 2007
Nonaccrual loans by dollar range	Number of Borrowers	Number of Loans	Amount	Number of Borrowers	Number of Loans	Amount
	(dollars in thousands)
$15.0 million or more	3	10	$64,215	1	1	$19,083
$10.0 million to $14.9 million	2	5	25,078	2	5	26,333
$5.0 million to $9.9 million	3	10	19,700	—	—	—
$1.0 million to $4.9 million	13	24	31,388	8	15	19,235
Under $1.0 million	76	79	12,491	56	58	6,761

Total nonaccrual loans	97	128	$152,872	67	79	$71,412

The Company classifies all nonaccrual commercial loans as impaired, as well as those accruing commercial loans that it believes to have higher risk of noncompliance with the contractual repayment schedule for both interest and principal. For impaired loans that are secured by real estate, the Company’s general practice is to use current appraisals to determine the appropriate allowance.

The following table presents impaired loans and the related allowance for loan losses for impaired loans as of the dates indicated:

	June 30, 2008	Mar. 31, 2008	Dec. 31, 2007	June 30, 2007
	(in thousands)
Recorded balance of impaired loans	$174,907	$128,147	$90,972	$36,045

Allowance for loan losses related to impaired loans	$51,298	$16,581	$9,375	$4,249

Allowance for Loan Losses

The following table presents the activity in the Company’s allowance for loan losses and related data for the periods indicated:

	For Three Months Ended			For Six Months Ended
	June 30, 2008	Mar. 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
	(dollars in thousands)
Average total loans	$2,558,406	$2,485,028	$2,516,236	$2,521,717	$2,501,641

Total loans at end of period	$2,725,855	$2,512,193	$2,562,000	$2,725,855	$2,562,000

Allowance for loan losses:
Allowance at beginning of period	$64,193	$54,681	$38,330	$54,681	$37,516
Net (charge-offs) recoveries:
Commercial and commercial real estate	(4,191)	(164)	(215)	(4,355)	(1,390)
Real estate – construction & land	(4,237)	(1,687)	(10)	(5,924)	(1,064)
Total consumer-oriented loans	(378)	(387)	(206)	(765)	(763)

Total net charge-offs	(8,806)	(2,238)	(431)	(11,044)	(3,217)
Provision for loan losses	49,355	11,750	1,900	61,105	5,500

Allowance at end of period	$104,742	$64,193	$39,799	$104,742	$39,799

Annualized net charge-offs to average total loans	1.38%	0.36%	0.07%	0.88%	0.26%
Allowance to total loans at end of period	3.84%	2.56%	1.55%	3.84%	1.55%
Allowance to nonperforming loans	67.81%	64.51%	109.94%	67.81%	109.94%

Net charge-offs for the second quarter of 2008 were $8.8 million, or 1.38% of average loans on an annualized basis, compared with $2.2 million, or 0.36% of average loans on an annualized basis in the first quarter of 2008 and $431,000, or 0.07% in the second quarter of 2007.

The allowance for loan losses on June 30, 2008 was $104.7 million, or 3.84% of total loans, compared with $64.2 million, or 2.56% of total loans, on March 31, 2008, and $39.8 million, or 1.55% of total loans, on June 30, 2007.

The provision for loan losses was $49.4 million for the second quarter of 2008, compared with $11.8 million for the first quarter of 2008 and $1.9 million in the second quarter of 2007. The provision in the second quarter of 2008 reflects the continued weak economic environment surrounding residential development and the increase in net charge-offs and nonperforming loans.

Funding Liabilities

The following table presents the distribution of the Company’s average deposit account balances for the periods indicated:

	For the Quarter Ended
	June 30, 2008		Mar. 31, 2008		June 30, 2007
	Average Balance	Percent Of Deposits	Average Balance	Percent Of Deposits	Average Balance	Percent Of Deposits
	(dollars in thousands)
In-market deposits:
Noninterest-bearing deposits	$393,341	14.5%	$392,315	14.7%	$379,243	15.0%
NOW accounts	71,528	2.6	75,232	2.8	82,328	3.2
Savings deposits	45,695	1.7	48,955	1.8	55,108	2.2
Money market accounts	614,273	22.7	711,133	26.7	724,659	28.6
Customer certificates of deposit	637,966	23.6	556,328	20.9	490,321	19.4
Public time deposits	73,584	2.7	68,108	2.6	70,037	2.8

Total in-market deposits	1,836,387	67.8	1,852,071	69.5	1,801,696	71.2

Out-of-market deposits:
Brokered money market deposits	86,423	3.2	70,837	2.7	71,063	2.8
Out-of-local-market certificates of deposit	172,064	6.4	142,278	5.3	115,177	4.5
Brokered certificates of deposit	610,483	22.6	599,629	22.5	544,597	21.5

Total out-of-market deposits	868,970	32.2	812,744	30.5	730,837	28.8

Total deposits	$2,705,357	100.0%	$2,664,815	100.0%	$2,532,533	100.0%

Average total deposits during the second quarter of 2008 increased $40.5 million, or 1.5%, compared with the first quarter of 2008. Average in-market deposits decreased $15.7 million. Money market accounts decreased $96.9 million, with the majority of the decline relating to two large deposit customers. Customer certificates of deposit increased $81.6 million. Average out-of-market deposits increased $56.2 million during the second quarter of 2008 and comprised a larger percentage of total deposits than in prior periods.

The following table sets forth the period end balances of total deposits as of each of the dates indicated below, as well as categorizes the Company’s deposits as “in-market” and “out-of-market” deposits:

	June 30, 2008	Dec. 31, 2007	June 30, 2007
	(in thousands)
In-market deposits:
Noninterest-bearing deposits	$424,440	$471,770	$383,393
NOW accounts	69,048	76,572	77,029
Savings accounts	44,823	49,386	53,684
Money market accounts	579,056	707,829	709,981
Customer certificates of deposit	714,870	543,443	477,140
Public time deposits	76,333	52,895	67,446

Total in-market deposits	1,908,570	1,901,895	1,768,673

Out-of-market deposits:
Brokered money market deposits	103,255	55,507	65,944
Out-of-local-market certificates of deposit	171,550	117,159	115,543
Brokered certificates of deposit	736,259	505,631	562,095

Total out-of-market deposits	1,011,064	678,297	743,582

Total deposits	$2,919,634	$2,580,192	$2,512,255

Total deposits were $2.9 billion on June 30, 2008, an increase of $339.4 million from December 31, 2007, and an increase of $407.4 million from June 30, 2007. In-market deposits on June 30, 2008 were largely unchanged compared with December 31, 2007. Seasonal noninterest-bearing deposits relating to corporate trust services totaled $9.5 million at June 30, 2008 compared with $62.3 million at December 31, 2007. Customer certificates of deposit increased while money market account balances declined. Total out-of-market deposits increased $332.7 million since December 31, 2007, providing the majority of the funding for earning asset growth.

Capital Resources

Both the Company and Cole Taylor Bank are considered “well capitalized” under capital guidelines for bank holding companies and banks. The Company’s and Cole Taylor Bank’s capital ratios at June 30, 2008 were as follows:

	AMOUNT	RATIO
	(dollars in thousands)
Total Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	$321,237	10.26%
Cole Taylor Bank	314,824	10.06
Tier I Capital (to Risk Weighted Assets)
Taylor Capital Group, Inc.	270,140	8.63
Cole Taylor Bank	274,899	8.78
Leverage (to average assets)
Taylor Capital Group, Inc.	270,140	7.71
Cole Taylor Bank	274,899	7.85

On July 18, 2008, the Company contributed $12 million in capital to its subsidiary bank, and as announced earlier today, the Company has signed a non-binding letter of intent and exclusivity agreement with Harrison I. Steans and Jennifer W. Steans for a proposed private placement to accredited investors led by them of $50 million in convertible preferred stock. The Company also announced a concurrent private placement of $50 million of subordinated debt by Cole Taylor Bank.

About Taylor Capital Group, Inc.

Taylor Capital Group, Inc. is a $3.7 billion bank holding company for Cole Taylor Bank, a Chicago-based commercial bank specializing in serving the business banking, real estate lending and wealth management requirements of closely held and family-owned small- and mid-sized businesses. Cole Taylor Bank is a member of the FDIC and an Equal Housing Lender.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements that reflect our current expectations and projections about our future results, performance, prospects and opportunities. We have tried to identify these forward-looking statements by using words including “may,” “will,” “expect,” “anticipate,” “believe,” “intend,” “could” and “estimate” and similar expressions. These forward-looking statements are based on information currently available to us and are subject to a number of risks, uncertainties and other factors that could cause our actual results, performance, prospects or opportunities in 2008 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks, uncertainties and other factors include, without limitation: the effect on our profitability if interest rates fluctuate as well as the effect of our customers’ changing use of our deposit products; the possibility that our wholesale funding sources may prove insufficient to replace deposits at maturity and support our growth; the risk that our allowance for loan losses may prove insufficient to absorb probable losses in our loan portfolio; possible volatility in loan charge-offs and recoveries between periods; the decline in residential real estate sales volume and the likely potential for continuing illiquidity in the real estate market, including within the Chicago metropolitan area; the risks associated with the high concentration of commercial real estate loans in our portfolio; the uncertainties in estimating the fair value of developed real estate and undeveloped land in light of declining demand for such assets and continuing illiquidity in the real estate market; the risks associated with management changes, employee turnover and our commercial banking growth initiative; the possibility that the Company will not be able to consummate the preferred stock and subordinated debt offerings on reasonably acceptable terms, if at all; the effectiveness of our hedging transactions and their impact on our future results of operations; the risks associated with implementing our business strategy and managing our growth effectively; changes in general economic and capital market conditions, interest rates, our debt credit ratings, deposit flows, loan demand, including loan syndication opportunities, competition, legislation or regulatory and accounting principles, policies or guidelines, as well as other economic, competitive, governmental, regulatory and technological factors impacting our operations.

For further information about these and other risks, uncertainties and factors, please review the disclosure included in the sections captioned “Risk Factors” in our December 31, 2007 Annual Report on Form 10-K filed with the SEC on March 13, 2008. You should not place undue reliance on any forward-looking statements. Except as otherwise required by federal securities laws, we undertake no obligation to publicly update or revise any forward-looking statements or risk factors, whether as a result of new information, future events, changed circumstances or any other reason after the date of this press release.

For further information contact:

Ilene Stevens

847-653-7731

TAYLOR CAPITAL GROUP, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	(Unaudited) June 30, 2008	December 31, 2007
ASSETS
Cash and cash equivalents	$155,245	$83,561
Investment securities	818,242	892,371
Loans, net of allowance for loan losses of $104,742 and $54,681 at June 30, 2008 and December 31, 2007, respectively	2,621,113	2,478,652
Premises, leasehold improvements and equipment, net	15,708	16,109
Investment in Federal Home Loan Bank and Federal Reserve Bank stock	15,335	15,310
Other real estate and repossessed assets, net	4,280	2,606
Other assets	89,211	67,854

Total assets	$3,719,134	$3,556,463

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$424,440	$471,770
Interest-bearing	2,495,194	2,108,422

Total deposits	2,919,634	2,580,192
Other borrowings	300,567	389,054
Accrued interest, taxes and other liabilities	43,928	41,354
Notes payable and FHLB advances	147,000	205,000
Junior subordinated debentures	86,607	86,607

Total liabilities	3,497,736	3,302,207

Stockholders’ equity:
Preferred stock	—	—
Common stock	119	115
Surplus	198,175	197,214
Retained earnings	44,908	75,145
Accumulated other comprehensive income, net	2,832	6,418
Treasury stock	(24,636)	(24,636)

Total stockholders’ equity	221,398	254,256

Total liabilities and stockholders’ equity	$3,719,134	$3,556,463

TAYLOR CAPITAL GROUP, INC.

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in thousands, except per share data)

	For the Three Months Ended			For the Six Months Ended
	June 30, 2008	Mar. 31, 2008	June 30, 2007	June 30, 2008	June 30, 2007
Interest income:
Interest and fees on loans	$35,749	$41,229	$49,208	$76,978	$97,388
Interest and dividends on investment securities:
Taxable	8,954	9,401	5,640	18,355	11,415
Tax-exempt	1,456	1,482	1,524	2,938	3,054
Interest on cash equivalents	247	542	319	789	840

Total interest income	46,406	52,654	56,691	99,060	112,697

Interest expense:
Deposits	19,606	21,973	24,158	41,579	47,882
Other borrowings	2,355	2,735	2,748	5,090	5,547
Notes payable and FHLB advances	1,173	1,574	1,356	2,747	2,420
Junior subordinated debentures	1,707	1,898	1,973	3,605	3,937

Total interest expense	24,841	28,180	30,235	53,021	59,786

Net interest income	21,565	24,474	26,456	46,039	52,911
Provision for loan losses	49,355	11,750	1,900	61,105	5,500

Net interest income after provision for loan losses	(27,790)	12,724	24,556	(15,066)	47,411

Noninterest income:
Service charges	2,255	2,166	1,895	4,421	3,705
Trust and investment management fees	1,035	807	1,005	1,842	1,957
Loan syndication fees	—	116	400	116	400
Other derivative income (expense)	65	887	(61)	952	(37)
Other noninterest income	675	126	765	801	1,241

Total noninterest income	4,030	4,102	4,004	8,132	7,266

Noninterest expense:
Salaries and employee benefits	11,096	11,703	9,916	22,799	19,530
Occupancy of premises	1,883	1,947	2,080	3,830	3,966
Furniture and equipment	850	818	825	1,668	1,699
Non–performing asset expense	2,471	1,008	141	3,479	432
Legal fees, net	769	585	649	1,354	1,456
Early extinguishment of debt	384	810	—	1,194	—
FDIC assessment	586	526	81	1,112	162
Other professional services	404	646	503	1,050	1,184
Other noninterest expense	4,180	3,773	3,457	7,953	7,285

Total noninterest expense	22,623	21,816	17,652	44,439	35,714

Income (loss) before income taxes	(46,383)	(4,990)	10,908	(51,373)	18,963
Income tax expense (benefit)	(21,067)	(1,150)	3,756	(22,217)	6,489

Net income (loss)	$(25,316)	$(3,840)	$7,152	$(29,156)	$12,474

Basic earnings (loss) per common share	$(2.42)	$(0.37)	$0.65	$(2.79)	$1.14
Diluted earnings (loss) per common share	(2.42)	(0.37)	0.65	(2.79)	1.12